Exhibit 99.B(d)(2)(N)(i)

February 1, 2009

Pamela Rose

Evergreen Investment Management Company, LLC

200 Berkeley Street

Boston, MA 02116

Dear Ms. Rose:

Pursuant to Section 6 of the Portfolio Management Agreement dated November 12, 2008, as amended, among ING Investors Trust, Directed Services LLC and Evergreen Investment Management Company, LLC (the “Agreement”) we hereby modify the fees payable to the Portfolio Manager for ING Evergreen Health Sciences Portfolio (the “Portfolio”) to include breakpoints, effective February 1, 2009.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding breakpoints to the annual portfolio management fee for the Portfolio as indicated on Amended Schedule B of the Agreement.  The Amended Schedule B, with the annual portfolio management fee indicated for the Portfolio, is attached hereto.

Please signify your acceptance to the addition of breakpoints for the Portfolio by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:

Evergreen Investment Management Company, LLC

By:	/s/ Pamela J. Rose
Name:	Pamela J. Rose
Title:	Managing Director, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investors Trust

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

SERIES	Annual Portfolio Manager Fee
(as a percentage of average daily net assets)

ING Evergreen Health Sciences Portfolio	0.42% on first $100 million in assets; 0.40% on next $150 million in assets; and 0.35% on assets over $250 million

ING Evergreen Omega Portfolio	0.30%

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.